Exhibit 99.1

FleetCor Completes Acquisition of Comdata

NORCROSS, Ga.,- November 17, 2014 — FleetCor Technologies, Inc. (NYSE: FLT), a leading global provider of fuel cards and workforce payment products to businesses, today announced that it has completed the previously announced acquisition of Comdata Inc. (“Comdata”) from Ceridian LLC, a portfolio company of funds affiliated with Thomas H. Lee Partners, L.P. (“THL”) and Fidelity National Financial Inc. (NYSE: FNF), for $3.45 billion. Thomas M. Hagerty, a representative from THL, is joining FleetCor’s board of directors.

“We are thrilled to announce the completion of the Comdata acquisition,” said Ron Clarke, chairman and chief executive officer of FleetCor Technologies, Inc. “We believe this acquisition has great potential, particularly the corporate payments business, which will add a completely new growth leg to FleetCor. We are also delighted to welcome the Comdata team to the FleetCor family.”

Comdata is a leading business-to-business provider of innovative electronic payment solutions. As an issuer and a processor, Comdata provides fleet, virtual card, and gift card solutions to over 20,000 customers. It has approximately 1,300 employees and processes over $54 billion in payments annually.

About FleetCor

FleetCor is a leading global provider of fuel cards and workforce payment products to businesses. FleetCor’s payment programs enable businesses to better manage and control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in North America, Latin America, Europe, Australia and New Zealand. For more information, please visit www.fleetcor.com.

Contact

Investor Relations

investor@fleetcor.com

(770) 729-2017